EXHIBIT 12.1
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                                 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                     AND PREFERRED STOCK DIVIDENDS OF TEXACO ON A TOTAL
                                               ENTERPRISE BASIS (UNAUDITED) (a)
                                            (Millions of dollars, except ratio data)

                                                             Three Months                  Years Ended December 31,
                                                                 Ended           --------------------------------------------
                                                             March 31, 1994      1993      1992      1991      1990      1989(b)

Income from continuing operations,  before provision
        or benefit for income taxes and cumulative effect of
        accounting changes effective 1-1-92                           $  363    $1,392    $1,707    $1,744    $2,448    $2,888
Dividends from less than 50% owned companies
	more or (less) than equity in net income                          (2)       (8)       (9)        5        (7)      (12)
Minority interest in net income                                           11        17        18        16        12         2
Previously capitalized interest charged to
        income during the period                                           8        33        30        23        16        14
                                                                      ------    ------    ------    ------    ------    ------
                        Total earnings                                   380     1,434     1,746     1,788     2,469     2,892
                                                                      ------    ------    ------    ------    ------    ------
Fixed charges:
        Items charged to income:
                Interest charges                                         144       546       551       644       676       798
                Interest factor attributable to operating
                    lease rentals                                         21        91        94        76        58        40
                Preferred stock dividends of subsidiaries
                    guaranteed by Texaco Inc.                              7         4         -         -         -         -
                                                                      ------    ------    ------    ------    ------    ------
                        Total items charged to income                    172       641       645       720       734       838
        Interest capitalized                                               5        57       109        80        50        54
        Interest on ESOP debt guaranteed by Texaco Inc.                    3        14        18        26        38        42
                                                                      ------    ------    ------    ------    ------    ------
                        Total fixed charges	                         180       712       772       826       822       934
Preferred stock dividends (c)                                             27        82        96        82        93        27
                                                                      ------    ------    ------    ------    ------    ------
                        Total combined fixed charges and
                             preferred stock dividends                   207       794       868       908       915       961
                                                                      ------    ------    ------    ------    ------    ------
Earnings available for payment of combined
        fixed charges and preferred stock dividends
        (Total earnings + Total items charged to income)              $  552    $2,075    $2,391    $2,508    $3,203    $3,730
                                                                      ======    ======    ======    ======    ======    ======
Ratio of earnings to combined fixed charges and
        preferred stock dividends of Texaco on a total
        enterprise basis                                                2.67      2.61      2.75      2.76      3.50      3.88
                                                                      ======    ======    ======    ======    ======    ======

(a)  Excludes discontinued chemical operations.
(b)  Excluding the gains from the sale of Texaco Canada Inc. and the sale of a 20% stock interest in a subsidiary, as well as the 1989 restructuring charges, the ratio of earnings to combined fixed charges and preferred stock dividends on a total enterprise basis approximated 2.03.
(c)  Preferred stock dividend requirements have been adjusted to reflect the pre-tax earnings which would be required to cover the Series C and Series E Variable Rate Cumulative Preferred Stock and the Series G, H, I and J Market Auction Preferred
     Shares dividends and to exclude the interest portion of the Series B and Series F ESOP Convertible Preferred Stock dividends.
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